Exhibit 10.25
AGCO CORPORATION DIRECTOR COMPENSATION
FOR NON-EMPLOYEE DIRECTORS
(As of February 28, 2007)

Annual Base Retainer:	$40,000

Annual AGCO Stock Grant:	Equivalent to $25,000 (based on closing price on day of Annual Meeting)

Board Meeting Fee:	$2,000 per meeting

Telephone Board Meeting Fee:	$1,000 per meeting

Lead Director Fee:	$25,000

Committees:

Chairman Annual Retainer:	$10,000 (but $15,000 for Audit)

Member Annual Retainer	$5,000 per committee

Committee Meeting Fee:
Chairman:	$1,500 per meeting
Phone Meeting:	$1,000 per meeting
Member:	$1,000 per meeting
Phone Meeting:	$500 per meeting